Exhibit 99.1

FOR IMMEDIATE RELEASE

FedEx Corp. Accelerates Aircraft Retirements

$276 Million Impairment and Related Charges in FY15

MEMPHIS, Tenn., June 1, 2015 … FedEx Corp. (NYSE: FDX) announced today it has permanently retired 15 aircraft and 21 related engines as it continues to rationalize capacity and modernize its aircraft fleet to more effectively serve FedEx Express customers.

The permanent retirement of aircraft and related engines includes:

•	Seven MD11 airframes and 12 related engines;

•	Three A300 airframes and three related engines;

•	Four A310-300 airframes and three related engines; and

•	One MD10-10 airframe and three related engines.

The impact of retiring these aircraft, engines and related parts resulted in a non-cash impairment charge of $246 million recorded in May 2015.

FedEx has also adjusted the retirement schedule of an additional 23 airframes and 57 engines. FedEx also recognized in May 2015 $30 million in cash charges associated with these actions. These combined retirement changes will not have a material impact on near-term depreciation expense.

FedEx Express Aircraft Fleet Facts

•	As of Feb. 28, 2015, FedEx Express’s fleet totaled 673 aircraft, including 383 jet aircraft. For reference, see the Q3 FY15 statistical book at http://investors.fedex.com.

•	During the four quarters ended Feb. 28, 2015, FedEx Express spent $3.15 billion on 1.14 billion gallons of jet fuel.

•	The B767 provides similar capacity as the MD10, with improved reliability, an approximate 30% increase in fuel efficiency and a minimum of a 20% reduction in unit operating costs.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $47 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 325,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. For more information, visit news.fedex.com.

Certain statements in this press release may be considered forward-looking statements, such as statements relating to management’s views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions in the global markets in which we operate, our ability to execute on our profit improvement programs, legal challenges or changes related to FedEx Ground’s owner-operators, new U.S. domestic or international government regulation, the impact from any terrorist activities or international conflicts, our ability to effectively operate, integrate and leverage acquired businesses, changes in fuel prices and currency exchange rates, our ability to match capacity to shifting volume levels and other factors which can be found in FedEx Corp.’s and its subsidiaries’ press releases and filings with the SEC.

Media Contact: Jess Bunn 901-818-7463

Investor Contact: Mickey Foster 901-818-7468

Home Page: fedex.com

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